Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

CBRE REALTY FINANCE, INC. APPOINTS DANIEL FARR CHIEF FINANCIAL OFFICER

Hartford, CT, September 17, 2008 –CBRE Realty Finance, Inc. (NYSE: CBF) today announced that Daniel Farr, 34, currently Manager of Financial Planning & Analysis of CBRE Realty Finance, has been promoted to the position of Chief Financial Officer, effective September 26, 2008. Mr. Farr will succeed Michael A. Angerthal, who resigned to become Chief Financial Officer of Phoenix Investment Partners, the asset management subsidiary of The Phoenix Companies. Mr. Farr will report directly to Kenneth J. Witkin, CBRE Realty Finance’s President and Chief Executive Officer. The Company also announced today the appointment of Ryan Murray as Chief Accounting Officer of CBRE Realty Finance.

“We are fortunate to have such a qualified individual as Dan assume this position,” said Mr. Witkin. “Dan’s finance background and strategic planning experience complement the expertise of our existing finance team. Dan will continue to execute our business plan while we maintain our financial and fiscal discipline.”

Since 2006, Mr. Farr has been responsible for CBRE Realty Finance’s financial planning, strategic analysis and management of $1.6 billion of collateralized debt obligations. Prior to joining CBRE Realty Finance, Mr. Farr worked at General Electric Capital Corporation for seven years in risk and finance roles, most recently as Assistant Vice President of Risk for GE Energy Financial Services, a division of GE Capital with $12 billion in investments. From 1996 until 1999, Mr. Farr served as a Senior Tax Consultant and Auditor at Deloitte & Touche LLP. Mr. Farr received his Master of Business Administration from the Leonard N. Stern School of Business at New York University and received a Bachelor of Science in Accounting from the University of Connecticut. He is also a Certified Public Accountant.

Mr. Murray has over ten years of experience in accounting and related positions. Prior to joining CBRE Realty Finance in July 2007, Mr. Murray was a Manager at PricewaterhouseCoopers LLP where he had a broad range of experience working on both public and private company audits. Mr. Murray received his Bachelor of Science in Accounting from the University of Massachusetts at Amherst and is a Certified Public Accountant.

As noted, Mr. Angerthal, whose resignation will be effective on September 26, 2008, has accepted a position as Chief Financial Officer at Phoenix Investment Partners. On February 7, 2008, Phoenix announced its intention to spin-off Phoenix Investment Partners to Phoenix’s shareholders. In conjunction with the spin-off, which Phoenix expects to complete during the fall of 2008, the asset management company will be renamed Virtus Investment Partners, Inc.

Mr. Witkin added, “On behalf of everyone at CBRE Realty Finance, I would like to thank Mike for his service and leadership as our Chief Financial Officer. It has been a pleasure working with Mike. I wish him all the best in his future endeavors with Phoenix’s asset management team.”

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on CBRE Realty Finance, please visit the CBRE Realty Finance website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon CBRE Realty Finance’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to CBRE Realty Finance or are within its control. If a change occurs, CBRE Realty Finance’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward- looking statements. The factors that could cause actual results to vary from CBRE Realty Finance’s forward-looking statements include CBRE Realty Finance’s future operating results, its business operations and prospects, general volatility of the securities market in which CBRE Realty Finance invests and the market prices of its common stock, CBRE Realty Finance’s ability to begin making investments in the future, availability, terms and deployment of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying CBRE Realty Finance’s investments, the status of the class action lawsuit, the potential derivative stockholder claim and any future litigation that may arise, the ultimate resolution of CBRE Realty Finance’s four non-performing loans totaling $102.4 million and CBRE Realty Finance’s four Watch List loans totaling $48.6 million, the monetization of CBRE Realty Finance’s joint venture investments, the ability to satisfy covenants for our CDO debt, the adequacy of cash reserves and working capital, the outcome of CBRE Realty Finance’s exploration of operational and strategic initiatives, and other factors, which are beyond CBRE Realty Finance’s control. CBRE Realty Finance undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to CBRE Realty Finance’s filings with the Securities and Exchange Commission.